Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-116398) on Form S-8 of CBRE Group, Inc. of our report dated June 24, 2022, with respect to the financial statements and the Schedule H, line 4i – Schedule of Assets (Held at End of Year) of CBRE 401(k) Plan.
/s/ KPMG LLP
Dallas, Texas
June 24, 2022